EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Occidental Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-79613) on Form S-8 of Occidental Petroleum Corporation and the Oxy Vinyls, LP Savings Plan of our report dated June 20, 2002, with respect to the statement of net assets available for benefits as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001 and supplementary schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Oxy Vinyls, LP Savings Plan.


/s/ KPMG LLP

Los Angeles, California
June 27, 2002